                                                                 Exhibit 2.10

                                PROGRAM SERVICES
                          AND TIME BROKERAGE AGREEMENT

      This Program Services and Time Brokerage Agreement (the "Agreement"), dated as of February 12, 1998, is entered into by and between Pamplico Broadcasting, L.P., a South Carolina limited partnership ("Licensee") and Cumulus Broadcasting, Inc., a Nevada corporation (the "Programmer").

      WHEREAS, Pamplico Broadcasting, L.P. is the licensee of radio stations WMXT-FM, Pamplico, South Carolina, and WBZF-FM, Marion, South Carolina (the "Stations"), pursuant to authorizations issued by the Federal Communications Commission (the "FCC");

      WHEREAS, Programmer and Licensee have entered into that certain Asset Purchase Agreement, dated February __, 1998, which provides for the purchase of the Stations by Programmer and pursuant to which Licensee and Programmer have, or shortly will have, filed an application seeking consent of the FCC to the assignment of the Stations to Programmer; and

      WHEREAS, the Programmer desires to avail itself of Stations' broadcast time for the presentation of programming service, including the sale of program and advertising time, in accordance with rules, regulations, and policies of the FCC; and

      WHEREAS, Licensee desires to accept such programs produced by Programmer that conform to the rules, regulations, and policies of the FCC and this Agreement.

      NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

      1. Purchase of Air Time and Broadcast of Programming. Licensee agrees to make the broadcasting transmission facilities of the Stations available to the Programmer for the broadcast of Programmer's programs, advertising and promotional material on the Stations for up to 24 hours a day, seven days a week (the "Programming"), except provided, however, that Licensee specifically reserves thirty (30) minutes of broadcast time every Sunday between 6:00 a.m. to 10:00 a.m. for the broadcast of its own programming. The studio facilities and the transmitting equipment of Licensee relating to the Stations shall be made available to the Programmer for its use during the term of this Agreement.

      2. Consideration. The terms and conditions of payment to Licensee for the broadcast of the Programming during the term of this Agreement shall be as set forth in Attachment 1.

      3. Term. This Agreement shall commence on March 15, 1998. Unless earlier terminated as provided by this Agreement, the term of this Agreement shall end on the earlier of (i) the date on which the FCC approved application for assignment of the Stations from Licensee to Programmer is consummated; or (ii) the date the Asset Purchase Agreement is terminated pursuant to Section 9(a)(iv) thereof. In the event of a material change or clarification in FCC rules, policies or precedent that would cause this Agreement to be be in violation thereof and such change is not the subject of an appeal or further administrative review, the parties will use their respective best efforts and negotiate in good faith to modify this Agreement to comply with the change or clarification in FCC rules, policies, or precedent so as to continue this Agreement in substantially the same form without material economic detriment to either party.

      4. The Programming. Programmer shall furnish the Programming and artistic personnel to Licensee for up to 24 hours a day, seven days a week, except as provided elsewhere in this Agreement. Licensee acknowledges that it is familiar with the nature of the Programming to be produced by Programmer and has determined that the broadcasting of the Programming on the Stations will serve the public interest. During the time periods when Programmer is transmitting Programming to the Stations, Programmer agrees to monitor and control the Stations' transmitters, to ensure compliance with FCC rules and the terms of the Stations' authorizations and, during such time periods, Programmer agrees to also conduct such tests of the Emergency Alert System as may be required to comply with FCC rules.

      5. Interruption of Normal Operations. If the Stations suffer loss or damage of any nature to its transmission facilities which results in the interruption of service, Programmer shall immediately notify Licensee, and shall undertake such repairs as reasonably necessary to restore the full-time operation of the Stations as quickly as reasonably practicable. In the event that either of the Stations is off the air as a result of any Licensee equipment failure not caused by any action or inaction by Programmer, and Programmer, thus, is unable to provide the Programming contracted for hereunder, Programmer shall be entitled to a pro rata credit against the monthly amount due to Licensee for the period the station remains off the air.

      6. Force Majeure. Any failure or impairment of facilities or any delay or interruption in broadcasting programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to acts of God, strikes or threats thereof or force majeure or due to causes beyond the control of Licensee, shall not constitute a breach of this Agreement and Licensee will not be liable to Programmer, except to the extent of allowing in each such case the pro rata reduction of payment due as specified in Attachment 1 and calculated as indicated in Section 14.

      7. Handling of Mail and Complaints. Programmer shall provide to Licensee the original or a copy of any complaints or correspondence from any agency of government or members of the public which it receives relating to either Station or any programming on the either Station to enable Licensee to comply with FCC rules and policies, including those regarding the maintenance of the public inspection file which shall at all times remain the responsibility of Licensee.

      8. Programming and Operation Standards. Programmer warrants that all Programming supplied by Programmer shall meet in all material respects all requirements of the Communications Act of 1934, as amended (the "Act"), and all applicable rules, regulations and policies of the FCC, all applicable federal, state and local regulations, and the Programming Policy Statement of the Stations ("Programming Standards") as set forth in Attachment 2. If, in the judgment of Licensee or the Stations' General Managers, any portion of the Programming presented by Programmer does not meet such Programming Standards, Licensee may suspend or cancel any such portion of the Programming.

      9. Rejection of Programming. In the event that Licensee rejects Programming from Programmer pursuant to the terms of this Agreement, then Programmer shall be entitled to a rebate or credit equal to the pro rata portion of the consideration paid or payable pursuant to Attachment 1 that corresponds to the amount of time preempted. Licensee shall use its best efforts to give Programmer reasonable prior notice of its objection to Programmer's proposed programs, including the basis for such objection, and a reasonable opportunity to substitute acceptable Programming.

      10. Responsibility for Employees and Related Expenses.

            (a) Programmer Employees. Programmer shall furnish or cause to be furnished the personnel and material for the production of the Programming to be provided by this Agreement. Programmer shall employ and be responsible for salaries, taxes, insurance and related costs for all personnel used in the production and airing of its Programming (including but not limited to sales people, traffic personnel, programming staff, and on-air personnel).

            (b) Licensee Employees. Licensee will provide and have responsibility for the Stations personnel necessary in order to comply with FCC rules and policies and with Station requirements as determined by Licensee (which personnel shall be the Stations' General Manager and Receptionist), and will be responsible for the salaries, taxes, insurance and related costs for all such Licensee personnel. All Licensee employees shall report to and be accountable solely to Licensee

            (c) Facilities. Programmer shall arrange, at its sole expense, to acquire, install, operate, and maintain all program origination and relay facilities (including, but not limited to, program production equipment, studio equipment, remote transmitter control equipment, and studio-transmitter-link equipment) that may be necessary or appropriate in connection with Programmer's presentation of Programming for broadcast by the Stations. Licensee shall make its transmitter, transmitter building, and tower reasonably available to Programmer, at no additional charge, for placement of any equipment Programmer reasonably deems necessary to allow it to broadcast Programmer's Programming on the Stations. Nothing herein shall be construed to divest Licensee of ownership of and control over the Stations' transmitting facilities at all times during which this Agreement shall be in effect. All such program origination and relay facilities acquired, installed, operated and maintained by Programmer shall comply in all respects with the pertinent rules, regulations and policies of the FCC and with the standards of good engineering practice and shall be and remain the sole property of Programmer. In the event that any FCC authorizations shall be required by either Licensee or Programmer in order to enable Programmer to originate and relay programs to the Stations' transmitting facilities for broadcast by the Stations, Programmer shall be solely responsible for obtaining and maintaining such authorizations, at Programmer's sole expense. In the event that Programmer, with Licensee's consent, relocates the main studio to a location in compliance with FCC requirements, Programmer shall provide to Licensee at no charge reasonable office space for Licensee's employees.

      11. Advertising and Programming Revenues. During the Programming it delivers to the Stations, Programmer shall have full authority to sell for its own account commercial spot advertising and block programming time on the Stations and, except for revenues from advertising or program time sold by Licensee for hours of operation reserved by Licensee, to retain all revenues from the sale of such advertising and programming. The parties agree that Programmer shall have complete discretion to deal as it deems appropriate with all advertising and programming accounts relating to Programming and time sold by it; provided, however, subject to the ultimate responsibility and control of Licensee, Programmer will provide, make available to and sell time to political candidates from the time it purchases from Licensee in strict compliance with the Act, the rules, regulations and policies of the FCC and any other applicable federal, state or local law.

            Programmer shall retain any profits earned, and Programmer shall be solely responsible for any losses incurred, as the result of the operations of the Stations to the extent that such operations involve the broadcast by the Stations of Programming that was presented for such broadcast by Programmer. Programmer shall be responsible for obtaining and maintaining, at its sole cost, all necessary licenses, authorizations and consents for the Stations' performance of copyrighted works, to the extent that such works are included in the Programming presented by Programmer and broadcast by the Stations.

      12. Operation of the Stations.

            (a) Verification of Licensee Control and Rights of Licensee. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority and power over the operation of the Stations during the period of this Agreement. Licensee's General Manager shall direct the day-to-day operations of the Stations. Licensee shall retain control over the policies, programming and operations of the Stations, including, without limitation, the right to decide whether to accept or reject any Programming which Licensee deems unsuitable or contrary to the public interest; the right to preempt any Programming in order to broadcast a program deemed by Licensee to be of greater national, regional, or local interest; and the right to take any other actions necessary for compliance with the laws of the Untied States, the State of South Carolina, the rules, regulations and polices of the FCC, and the rules, regulations and policies of other federal governmental authorities, including the Federal Trade Commission and the Department of Justice. Licensee reserves the right to refuse to broadcast any program containing matter which is, or in the reasonable opinion of

Licensee may be, violative of any right of any third party or which may constitute a "personal attack" (as that term is defined by the FCC). Licensee agrees that it shall carry its own public service programming at such times as it deems best in the public interest with consideration to the reasonable programming needs of Programmer. With respect to the operation of the Stations, Licensee shall at all times be ultimately responsible for meeting all of the FCC's requirements with respect to the broadcast and nature of any public service programming, for maintaining the political and public inspection files and the Station log, and for the prepara tion of all programs/issues lists. Licensee expressly acknowledges that its duty to maintain the Stations' public inspection and political files is non-delegable and that Licensee retains responsibility for maintenance of such files. Licensee verifies that it shall maintain the ultimate control over the Stations' facilities, including specifically control over the finances with respect to its operation of the Stations, over Licensee's personnel operating the Stations, and over the programming to be broadcast by the Stations. Licensee confirms that all reports and applications required to be filed with the FCC (including ownership reports and renewal applications) or any other governmental agency, department or body in respect of the Stations have been, and will in the future be, filed and are and will be true and complete to the best of Licensee's knowledge and will accurately present the information contained therein and, to the extent required to be kept in the public inspection file of the Stations, are and will be kept in such file.

            (b) Verification by Programmer and Obligations of Programmer. Programmer will, during the term of this Agreement, provide local news, public service announcements, and public affairs programming relevant to the Stations' service area to assist Licensee in satisfying its obligations to respond to the needs of its community. Programmer will also forward to Licensee within twenty-four (24) hours of receipt by Programmer, any letter from a member of the general public addressing the Stations' programming or documentation which comes into its custody which is required to be included in the Stations' public file or which is reasonably requested by Licensee. Programmer shall cooperate with Licensee to ensure compliance with the station identifications requirements of the FCC's rules by furnishing within the Programming on behalf of Licensee all Station Identification Announcements required by such FCC rules. Programmer will properly prepare and promptly provide to Licensee (a) all its contracts, agreements, and requests for time for political programming or programming addressing controversial issues of public importance; (b) records and reports of Programmer's employment and recruitment practices and Programmer's program and advertisement rates; and (c) full information with respect to Programmer's Programming, including public service announcements with are responsive to issues of public concern in sufficient detail to enable Licensee to timely prepare all appropriate or necessary records and reports required by the FCC or its rules and policies concerning the Stations' operations. Programmer will properly prepare and furnish to Licensee all information, records and reports relating to Programmer's Programming, sale or employment practices in sufficient detail to enable Licensee to comply with all rules and policies of the FCC or any other government agency.

      13. EAS Tests/Duty Operators. During all hours when Programmer's Programming is being broadcast over the Stations, Programmer, with the supervision of Licensee, shall monitor and receive test messages and alerts over the Emergency Alert System. If an EAS test or alert is received during the hours when Programmer is delivering its Programming for broadcast over the Stations, Programmer shall, unless otherwise instructed by Licensee, cause the appropriate EAS test or alert message to be transmitted over the Stations; and shall, at Licensee's instructions, in the event of an actual activation of the Emergency Alert System, cause all steps that the Stations are required to take in such an event to be taken, and shall be responsible for assuring that the receipt and broadcast of all EAS tests and alerts are properly recorded in the station log.

      14. Station Promotion. Programmer shall not hold itself out as the owner or licensee of the Stations.

      15. Right to Use the Programming. The right to use the Programming produced by Programmer and to authorize its use in any manner and in any media whatsoever shall be at all times vested solely in Programmer except as authorized by this Agreement.

      16. Payola. Programmer agrees that neither it nor its agent, employees consultants or personnel will accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreement between Programmer and merchants or advertisers, unless the payer is identified in the program as having paid for or furnished such consideration in accordance with the Act and FCC requirements. Should either Station determine that an announcement is required by Section 317 of the Act and related FCC rules, Programmer will insert that announcement in the Programming. Programmer will obtain from its employees responsible for the Programming appropriate anti-payola/plugola affidavits in the form attached hereto as Attachment 3. Commercial matter with obvious sponsorship identification will not require disclosure beyond the sponsorship identification contained in the commercial copy. Programmer will at all times comply and seek to have its employees comply in all material respects with the requirements of Section 317 and 507 of the Act, and the related rules and regulations of the FCC.

      17. Compliance with Law. At all times during this Agreement, Programmer will comply in all material respects with all laws, rules, regulations and policies including but not limited to the FCC's technical, political broadcasting, obscenity and indecency regulations, fair trade practice regulations, copyright and trademark regulation, EEO and employment regualtions, lottery broadcast regulations, sponsorship identification, and sale practice regulation, applicable to the operations of the Stations.

      18. Indemnification:

            (a) Rights of Licensee. Programmer will indemnify and hold Licensee, its officers, directors, partners and employees harmless from and against all liability related or arising from to Programmer's Programming on the Stations or related to or arising from Station operations during Programmer's Programming, including, but not limited to, libel, slander, illegal competition or trade practice, violation of rights of privacy, and infringement of copyrights or other proprietary rights and violations of the Act or FCC rules resulting from the broadcast of Programming furnished by Programmer, or complaints from Station listeners regarding quantity, quality or delivery of merchandise ordered by such listeners as the result of solicitations contained within the Programming, tax liabilities arising from sales solicited on the Programming, any misrepresentation or breach of warranty of Programmer under this Agreement, or any breach of any warrant, agreement, or obligation of Programmer contained in this Agreement. Such indemnification shall apply to any and all claims, damages, liability, forfeitures, costs and expenses, including reasonable attorneys' fees, arising from the production or broadcasting of any Programming supplied by Programmer, including Programming obtained from program suppliers and shall survive the termination of this Agreement.

            (b) Rights of Programmer. Licensee shall indemnify, defend, and hold harmless Programmer, its officers, directors and employees from and against any and all claims, losses, costs, liabilities, damages, FCC forfeitures, and expenses including counsel fees, of every kind, nature, and description arising out of Licensee's broadcasts under this Agreement; any misrepresentation or breach of warranty of Licensee contained in this

Agreement; and any breach of any covenant, agreement, or obligation of Licensee contained in this Agreement.

            (c) Procedure for Indemnification. The party seeking indemnification under this Section ("Indemnitor") shall give the party from whom it seeks indemnification ("Indemnitor") prompt notice, as provided herein, of the assertion of such claim, provided, however, that the failure to give notice of a claim within a reasonable time shall only relieve the Indemnitor of liability to the extent it is materially prejudiced thereby. Promptly after receipt of written notice, as provided herein, of a claim by a person or entity not a party to this Agreement, the Indemnitor shall assume the defense of such claim; provided, however, that (a) if the Indemnitor fails, within a reasonable time after receipt of notice of such claim, to assume the defense thereof, the Indemnitee shall have the right to undertake the defense, compromise, and settlement of such claim on behalf of and for the account and risk of Indemnitor, subject to the right of the Indemnitor (upon notifying the Indemnitee of its election to do so) to assume the defense of such claim at any time prior to the settlement, compromise, judgment, or other final determination thereof; (b) if in the reasonable judgment of the Indemnitee, based upon the advice of its counsel, a direct or indirect conflict of interest exists between the Indemnitee and Indemnitor, the Indemnitee shall (upon notifying the Indemnitor of its election to do so) have the right to undertake the defense, compromise, and settlement of such claim on behalf of and for the account and risk of Indemnitor (it being understood and agreed that the Indemnitor shall not be entitled to assume the defense of such claim; (c) if the Indemnitee in its sole discretion elects, it shall (upon notifying the Indemnitor of its election to do so) be entitled to employ separate counsel and to participate in the defense of such claim, but the fee and expenses of counsel so employed shall (except as contemplated by clauses (a) and (b) above) be borne solely by Indemnitee; (d) the Indemnitor shall not settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnitee of a release from any and all liability in respect thereof; and (e) the Indemnitor shall not settle or compromise any claim in any manner, or consent to the entry of any judgment, that could reasonably be expected to have a material adverse effect on the Indemnitee.

            (d) Survival. Neither Licensee nor Programmer shall be entitle to indemnification pursuant to this Section 18 unless such claim for indemnification is asserted in writing delivered to the other party. The representations and covenants of Licensee and Programmer and their obligation to indemnify and hold each other harmless as set forth in this Agreement shall survive any termination of this Agreement and shall continue until the expiration of any applicable statutes of limitations as to the parties hereto and to claims of third parties.

      19. Insurance. Programmer will provide at its expense and will name Licensee as an additional insured on any policy held by Programmer which insures against a risk described in Section 18 and will within FIFTEEN (15) days following the execution of this Agreement deliver to Licensee a certificate to that effect.

      20. Events of Default; Cure Periods and Remedies.

            (a) Events of Default. The following shall constitute Events of Default under this Agreement

                  (i) This Agreement is declared invalid or illegal in whole or material part by an order or decree of the FCC or any other administrative or judicial authority with jurisdiction;

                  (ii) The other party is in material breach of any representations, covenant, condition or undertaking hereunder and has failed to cure such breach within TEN (10) days of notice from the non-breaching party;

                  (iii) The mutual written consent of both parties;

                  (iv) There has been a change in FCC rules, policies or case law precedent that would cause this Agreement or any provision thereof to be in violation thereof and such change is not the subject of an appeal or further administrative or judicial review.

                  (v) If either party shall make a general assignment for the benefit of creditors, files or has filed against it in a petition for bankruptcy, for reorganization, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereafter.

            (b) Termination Upon Default. Upon the occurrence of an Event of Default, the non-defaulting party may terminate this Agreement, provided that it is not also in material default under this Agreement. If Programmer has defaulted in the performance of its obligations, Licensee shall have available to it all available remedies at law or equity. Upon termination of this Agreement according to the provisions of this Section 20, the payments, reimbursements and fees provided for hereunder shall be prorated to the termination date of this Agreement. All amounts accrued or payable to Licensee up to the termination which have not been paid, less any payment credits outstanding in favor of Programmer, shall immediately become due and payable, and Licensee shall be under no further obligation to make available to Programmer any broadcast time or broadcast transmission facilities, provided that Licensee agrees to cooperate reasonably with Programmer to discharge in exchange for reasonable compensation any remaining obligations of Programmer in the form of air time following the effective date of termination. If Licensee has defaulted, Programmer shall have available all remedies at law or equity including specific performance.

            (c) Liabilities Upon Termination. Programmer shall be responsible for all of its liabilities, debts and obligations accrued from the purchase of broadcast time of the

Stations, including without limitation, indemnifications pursuant to Section 8(a) hereof, and accounts payable. Programmer shall in addition be liable for all damages available at law or equity for breach of the Agreement. Upon termination, Programmer shall return to Licensee any equipment or property of the Stations used by Programmer, its employees or agents, in substantially the same condition as such equipment existed on the date of this Agreement, ordinary wear and tear excepted, provided that Programmer shall have no liability to Licensee for any property of Licensee which through ordinary use became obsolete or unusable, and any equipment purchased by Programmer, whether or not in replacement of any obsolete or unusable equipment of Licensee, shall remain the property of Programmer. Licensee shall be liable for all remedies available to Programmer at law or equity.

      21. Options to Terminate.

            (a) Programmer's Option to Terminate. (1) Programmer shall have the right, at its option, to terminate this Agreement at any time if Licensee preempts or substitutes other programming for that supplied by Programmer during ten percent or more of the total hours of operation of the Stations in any seven consecutive days. Programmer shall give Licensee fifteen (15) days notice of such termination.

            (b) Licensee's Option to Terminate. Licensee shall have the right to terminate this Agreement at any time if necessary and in the public interest in order to fulfill its obligations as an FCC licensee if Programmer materially violates FCC rules, regulations or policies.

      22. [INTENTIONALLY LEFT BLANK]

      23. Modification and Waiver. No modification or waiver of any provision of this Agreement shall in any event be effected unless the same shall be in writing signed by both parties, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

      24. No Waiver: Remedies Cumulative. No failure or delay on the part of Licensee or Programmer in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any right or remedies which either may otherwise have.

      25. Construction. This Agreement shall be construed in accordance with the laws of the State of South Carolina. The obligations of the parties to this Agreement are subject to all federal, state or local laws or regulations, including those of the FCC, now or hereafter in force.

      26. Headings. The headings contained in this Agreement are included for convenience only and shall not in any way alter the meaning of any provision.

      27. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective assigns provided, however, neither Licensee's nor Programmer's interest may not be assigned to any entity without the prior written approval of the other party.

      28. Counterpart Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original and be binding on the parties to this Agreement.

      29. Notice. Any notice required hereunder shall be in writing and shall be sufficiently given if delivered by facsimile or overnight delivery service or sent by registered or certified mail, return receipt requested, or similar means of communication addressed as follows:

      If to Licensee:   Pamplico Broadcasting, L.P.
                        2014 North Irby Street
                        Florence, SC 29506
                        Attention: Edward Seeger
                        Tel:   803-661-0888
                        Fax:   803-661-0888

      With a copy to    Fletcher Heald & Hildreth, PLC
                        1300 N.  17th Street, Suite 1100
                        Arlington, VA 22209
                        Attention: Frank R. Jazzo, Esquire
                        Tel:   703-812-0400
                        Fax:   703-812-0486

      If to Programmer: Cumulus Broadcasting, Inc.
                        c/o QUAESTUS Management Corp.
                        330 E. Kilbourn Avenue, Suite 250
                        Milwaukee, WI 53202
                        Attention:  Terrence J. Leahy
                        Tel:  414-283-4500
                        Fax:  414-283-4505

      With a copy to:   Cumulus Broadcasting, Inc.
                        875 N. Michigan Avenue, Suite 3650
                        Chicago, Illinois 60611
                        Attention:  Richard J. Bonick
                        Tel:  312-867-0091
                        Fax:  312-867-0098

      30. Entire Agreement. This Agreement and Attachments 1, 2, and 3 embody the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof.

      31. Severability. Except as otherwise provided in Section 3, in the event that any provision contained in this Agreement is held to be invalid, illegal or unenforceable it shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.

      32. FCC Compliance. Programmer and Licensee agree to modify this Agreement to comply with any relevant FCC regulations or precedent, provided, however, that if such modification is unacceptable to Licensee or Programmer either may terminate this Agreement.

      33. Compliance with Multiple Ownership Rules. Licensee and Programmer warrants that to the best of each of their knowledge, this Agreement is not in violation of the Commission's multiple ownership rules or any other related rule.

      34. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a Partnership or Joint Venture Agreement between the parties.

Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent any other party to this Agreement.

      35. Attorney's Fees. In any act or proceeding brought to enforce any rights or obligations hereunder, the prevailing party shall be entitled to receive reimbursement for its reasonable attorney's fees and related costs.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     LICENSEE:

                                     PAMPLICO BROADCASTING, L.P.


                                     By_______________________________

                                            General Partner


                                     BROKER:

                                     CUMULUS BROADCASTING, INC.


                                     By:______________________________

                                     Title:___________________________

                                  ATTACHMENT 1

                       CALCULATION AND PAYMENT OF LMA FEE

      Programmer shall reimburse Licensee for all expenses incurred in the operation of the Stations under this Agreement, including but not limited to studio rent, tower rent, utilities, postage, salaries and other expenses for Licensee's employees, and music licensing fees. In addition, Programmer shall pay the debt service on the following Licensee loan in connection with the
Stations:

            $15,000 per month due on the 5th day of each month under that certain Promissory Note from Licensee to Nation's Bank.

      Programmer shall gather all invoices for the foregoing expenses received by the Stations and provide to Licensee a list of all expenses along with a check (or wire transfer of immediately available funds) at lease three days prior to the date on which such expenses are due.

      Licensee will timely make all payments after receipt of invoices and funds from Programmer.

      In the event that Programmer fails to make the debt service payments or to provide the necessary funds for payment of the operating expenses of the station within 10 days of the date due, then Licensee shall have the right to make such payment directly and Programmer shall be obligated to pay Licensee an amount equal to the charge imposed on Licensee for such late payment.

      On the execution date of this Agreement, Broker shall advance to License, by wire transfer of immediately available funds, $50,000 against the fees due to Licensee hereunder. In the event that the Closing under the Asset Purchase Agreement ("APA") between Licensee and Broker is consummated before the fees owed by Broker to Licensee hereunder reach $50,000, then an amount equal to $50,000 less the fees accruing as provided above up to the Closing Date, as defined in the APA, shall be credited against the Purchase Price, as such term is defined in the APA, on the Closing Date.

                                  ATTACHMENT 2

                          PROGRAMMING POLICY STATEMENT

      Programmer agrees to cooperate with Licensee in the broadcasting of programs in a manner consistent with the standards of Licensee, as set forth below:

      1. Election Procedures. At least ninety (90) days before the start of any primary or regular election campaign, Programmer will coordinate with Licensee's General Manager the rate Programmer will charge for time to be sold to candidates for public office and/or their supporters to make certain that the rate charged conforms to all applicable laws and Station policy. Throughout a campaign, Programmer will comply with all applicable laws and rules concerning political candidacy broadcasts and will promptly notify Licensee's General Manager of any disputes concerning either the treatment of or rate charged a candidate or supporter.

      2. Required Announcements. Programmer shall broadcast: (a) an announcement in a form satisfactory to licensee at the beginning of each hour to identify the Stations; (b) an announcement at the beginning and end of each program, and hourly, as appropriate, to indicate that program time has been purchased by Programmer; and (c) any other announcement that may be required by law, regulation, or Stations policy.

      3. Commercial Record keeping. Programmer shall maintain such records of the receipt of, and provide such disclosure to Licensee of, any consideration whether in money, goods, services, or otherwise, which is paid or promised to be paid, either directly or indirectly, by a person or company for the presentation of any programming over the Stations as are required by Sections 317 and 507 of the Communications Act and the rules and regulations of the FCC.

      4. No Illegal Announcements. No announcements or promotion prohibited by federal or state law or regulation of any lottery, game or contest shall be made over the Stations.

      5. Licensee Discretion Paramount. In accordance with Licensee's responsibility under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, Licensee reserves the right to reject or terminate any advertising or other programming proposed to be presented or being presented over the Stations which is in conflict with law, regulation, Station policy or which in the reasonable judgment of Licensee or its General Manager not to serve the public interest.

      6. Indecency, Hoaxes. No programming violative of applicable laws and rules concerning indecency or hoaxes will be broadcast over Stations.

      7. Controversial Issues. Any broadcast over the Stations concerning controversial issues of public importance shall comply with the then current FCC rules and policies.

      8. Commercials. Programmer will provide, for attachment to the Station logs, a list of all commercial announcements carried during its programming.

      Licensee may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby. In any case where questions of policy or interpretation arise, Programmer shall notify Licensee before making any commitments to broadcast any programming affected by such issues.

                                  ATTACHMENT 3

City of _______________________)
County of _____________________)  ss
State of ______________________)

                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT

      _______________________, being first duly sworn, deposes and says as follows:

      A. I am ______________________________ for _______________________.
                       (Position)

      B. I have acted in the above capacity since ____________.

      C. No matter has been broadcast by Station __________________ for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by me from any person, which matter at the time so broadcast has not been announced or other indicated as paid for or furnished by such person.

      D. So far as I am aware, no matter has been broadcast by Station _____________ for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station(s) or by any independent contractor engaged by Station(s) in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

      E. In the future, I will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing or, or the attempt to influence, the preparation or presentation of broadcast matter on Stations _______________.

      F. Nothing contained herein is intended to or shall prohibit acceptance or receipt of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

      G. I, my spouse and my immediate family do/do not have any present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held), serve as an officer or director of, whether with or without compensation, or serve as an employee of, any person, firm or corporation engaged in:

            1. The production of radio programming;

            2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of video, programming, music, films, tapes, recordings, or electrical transcriptions or any program material intended for television broadcast use;

            3. The exploitation, promotion, or management of persons rendering artistic, production and/or other services in the entertainment field;

            4. The ownership or operation of one or more radio or television stations;

            5. The wholesale or retail sale of video materials intended for public purchase;

            6. Advertising on Station______________, or any other station owned by its licensee (excluding nominal stock holdings in publicly owned companies).

            7. The facts and circumstances related to such interest are none/as follows:


                                    By: ____________________

Sworn and subscribed to before me
this _____ day of ___________, 199_.
____________________________________
Notary Public

My Commission Expires: ______________

                                    EXHIBIT B

                            LOCAL MARKETING AGREEMENT

      This Local Marketing Agreement (this "Agreement") is entered into as of January 16, 1998 (the "Effective Date") by and among Cumulus Broadcasting, Inc., a Nevada corporation ("Programmer"), and Benchmark Radio Acquisition Fund IV Limited Partnership, a Maryland limited partnership, WOSC License Limited Partnership, a Maryland limited partnership, and WWFG License Limited Partnership, a Maryland limited partnership (collectively, "Licensee"), licensee of Radio Stations WOSC-FM (Bethany Beach, Delaware) and WWFG-FM (Ocean City, Maryland) (the "Stations").

                                    RECITALS

      A. Licensee holds licenses from the Federal Communications Commission ("FCC" or "Commission") authorizing it to operate the Stations. Licensee is engaged in the business of radio broadcasting on the Stations, and has available for sale broadcast time on the Stations. Programmer and Licensee are parties to that certain letter agreement dated of even date herewith (the "Purchase Agreement") which contemplates that Programmer and Licensee will enter into this Agreement.

      B. Programmer desires to purchase time on the Stations for the broadcast of programming on the Stations and to sell all of the commercial advertising time inventory of the Stations. Licensee desires to make available and sell such commercial advertising time to Programmer. Accordingly, in consideration of the mutual covenants herein contained, Programmer and Licensee are entering into this Agreement.

                                    AGREEMENT

      1. Time Sale. Subject to the provisions of this Agreement, from and after the Commencement Date set forth in Paragraph 3 below, Licensee agrees to make the Stations' broadcasting transmission facilities (consisting of all of the Assets described in the Purchase Agreement) available to Programmer for broadcast of Programmer's programs on the Stations originating from Licensee's studios. The risk of loss with respect to the broadcasting transmission facilities consisting of all of the Assets described in the Purchase Agreement will remain with Licensee. The Stations' time made available to Programmer is, subject to all other provisions of this Agreement, up to twenty-four (24) hours of programming each day during the term of this Agreement, except that Licensee reserves two (2) hours per week of each Station's time for its own use at a mutually agreeable time between 5:00 a.m. and 9:00 a.m. on Sunday mornings. Programmer will use commercially reasonable efforts to provide programming which fills the Stations' time made available hereunder.

      2. Payments. During each Month (as defined below) of the term of this Agreement, (a) commencing on the Commencement Date set forth in Paragraph 3 below, Programmer agrees to reimburse Licensee for all reasonable, customary and usual operating expenses of each Station, including, but not limited to, the following verifiable, reasonable, customary and usual operating expenses of such
Station: (i) the compensation of the Licensee's employee serving as such Station's general manager, and of the Licensee's employee or independent contractor serving as such Station's engineer, not to exceed $4,200 per month in the aggregate for both such persons per Station, (ii) the employee benefits and payroll tax costs of such two persons not to exceed $475 per month in the aggregate for both such persons per Station, (iii) the electricity costs for such Station's transmitters, and (iv) the general property and casualty and general liability insurance costs related to such Station, all of such expenses being referred to as "Licensee's Operating Expenses" and such payment being referred to as the "Operating Expense Payment" and such reimbursement to be made in cash or by check within ten (10) business days after receipt by Programmer from Licensee of a written account (each, a "Monthly Expense Report") of Licensees Operating Expenses for such Month; and (b) pay Licensee in cash or by check the amount of the greater of (i) fifty percent of the previous month's Broadcast Cash Flow (as defined below) of the Stations and (ii) $10,000, payable on the first business day of each month during the term of this Agreement (the "LMA Fee Payment"). For purposes of this Agreement "Broadcast Cash Flow" means the aggregate revenues, net of commissions, of the Stations minus the aggregate operating expenses of the Stations, determined in accordance with generally accepted accounting principles, consistently applied, excluding (a) depreciation, amortization and other non-cash expenses, (b) interest expense,
(c) income taxes, (d) expenses associated with equity-based incentive and compensation plans and equity interests in the Stations held by employees, (e) prepaid expenses incurred in 1997 for services to be provided in 1998 or afterwards, (f) management fees, (g) corporate overhead allocated to the Stations, (h) revenue and expenses of trade deals, (i) gains and losses from sales of fixed assets, (j) repairs and maintenance expenditures in excess of $1,000 per expenditure, (k) expenses associated with discontinued programming,
(l) legal fees and other expenses (including any bonus payments or severance expenses) incurred in connection with this Agreement or the Purchase Agreement and the transactions contemplated thereby, (m) expenses associated with other nonrecurring items, and (n) the LMA Fee Payment. Payment of all amounts due under this Paragraph 2 for any partial Month of this Agreement shall be prorated on a daily basis. Should this Agreement terminate upon the transfer of the Stations to Programmer pursuant to the Purchase Agreement, the final Operating Expense Payment and LMA Fee Payment will be made at the Closing, subject to any adjustment required under Section 3 of the Purchase Agreement. For the purposes of this Agreement, a "Month" means a calendar month. Licensee agrees to provide Programmer such records, receipts, copies of contracts and other information and documentation as Programmer may reasonably request in order to enable it to verify Licensee's Monthly Expense Reports, and Programmer agrees to provide Licensee such records, receipts, copies of contracts and other information and documentation as Licensee may reasonably request in order to enable Licensee to verify Broadcast Cash Flow calculations. In the event Programmer shall notify Licensee in writing that it disputes a Month Expense Report or Licensee shall notify Programmer in writing that it disputes a calculation of Broadcast Cash Flow, which writing shall describe the reason for such dispute, the parties will use commercially reasonable efforts to resolve such dispute. If the parties are unable to resolve the dispute within 10 days, either party may cause the dispute to be submitted to Ernst & Young which shall be directed to submit a final resolution within 15 days of submission. The parties shall bear their own expenses in connection with resolving any such dispute and shall bear equally any fees and expenses of Ernst & Young. Programmer's obligation to reimburse any disputed Licensee's Operating Expenses and disputed LMA Fee Payment amount shall be suspended pending resolution of any such dispute, but such suspended amounts will bear 12% interest if ultimately determined to be payable to Licensee.

      3. Term. Subject to paragraph 17, the term of this Agreement shall commence at 12:01 a.m., Eastern Time, on February 1, 1998 (the "Commencement Date"), and shall continue until the first to occur of (a) the date of closing of the sale of the assets of the Stations contemplated by the Purchase Agreement (the "Closing"), or (b) the termination prior to the Closing of the Purchase Agreement in accordance with its terms, subject to extension with the mutual written consent of Programmer and Licensee.

      4. Programs. Programmer shall furnish or cause to be furnished the artistic personnel and materials for its programming. Programmer represents and warrants that all of the programming, advertising and promotional material it broadcasts on the Stations shall be in accordance with the rules, regulations, policies and procedures of the Commission and the Communications Act of 1934, as amended (the "Communications Act"), and the reasonable standards established by Licensee. Programmer shall not change the format of a Station without the prior written consent of Licensee.

      5. Accounts Receivable.

            (a) General. The parties agree that Programmer will use commercially reasonable efforts (but without obligation to institute legal or collection proceedings) to collect accounts receivable for performed advertising contracts identified and valued as of the Commencement Date, which efforts shall continue for one hundred twenty (120) days from the Commencement Date or until termination of this Agreement, whichever comes first (the "Collection Period"). Such collections shall be distributed between Programmer and Licensee in the manner described in Paragraph 5(b) below. Within three days following the Commencement Date, Licensee will provide Programmer with a detailed list of such accounts receivable. At the end of the Collection Period, Programmer shall turn over any such accounts receivable that remain uncollected to Licensee. All accounts receivable of Programmer created on or after the Commencement Date shall be and remain the sole property of Programmer. Programmer shall be responsible for the collection of Programmer's accounts receivable and shall retain ownership of such accounts upon termination of this Agreement.

            (b) Remittance. Within five business days after the end of the Collection Period, Programmer shall remit to Licensee all of Licensee's accounts receivable for performed advertising contracts identified and valued as of the Commencement Date, and collected by Programmer during the Collection Period. All amounts collected with respect to a particular customer shall be applied first to the oldest receivable relating to that customer; provided, however, that if the customer shall specify that its payment is to be applied to a specific receivable or invoice of Licensee or

Programmer, such collection shall be so applied and paid to such Licensee or Programmer, as appropriate. Licensee and Programmer agree that they shall take no actions to influence or require any customer to specify that such customer's payments are to be applied to a specific receivable or invoice.

            (c) Carryover Accounts. Programmer will assume the obligation to provide advertising time on the Stations in consideration of Licensee's trade accounts in existence as of the Commencement Date. Programmer will perform all of Licensee's obligations under existing long-term contracts for the sale of advertising time on the Stations and will be entitled to all the proceeds of accounts receivable pertaining to performance after the Commencement Date.

      6. Stations Facilities.

            (a) Licensee Responsibility. During the term of this Agreement, Programmer shall be responsible for those expenses of the Stations described in Paragraph 9 below and shall reimburse the Licensee for those expenses described in Paragraph 2 above. Licensee shall be responsible for, and pay in a timely manner, all capital and other operating expenses associated with owning and controlling the Stations during the term of this Agreement. Licensee shall be responsible for the Stations' compliance with all applicable provisions of the Communications Act, the rules, regulations, policies and procedures of the FCC, and all other applicable laws. Licensee represents that it now holds all permits and authorizations necessary for the operation of the Stations, including all FCC permits and authorizations, and that all such permits and authorizations are in full force and effect. Licensee will continue to hold such permits and authorizations throughout the term of this Agreement. Licensee represents that there is not now pending or, to Licensee's knowledge, threatened, any action by the FCC or other party to revoke, cancel, suspend, refuse to renew or modify adversely any of the licenses, permits or authorizations necessary to the operation of the Stations, and no event has occurred that allows or, after notice or lapse of time or both, would allow, the revocation or termination of such licenses, permits or authorizations or the imposition of any restriction thereon of such a nature that may limit the operation of the Stations as presently conducted. Licensee has no reason to believe that any such license, permit or authorization will not be renewed in its ordinary course. Licensee shall make its transmitter, transmitter building and tower site available to Programmer, at no additional charge, for the placement and use of broadcast equipment Programmer reasonably deems necessary to fulfill its responsibilities under this Agreement.

            (b) Broadcast Output. Licensee represents that each Station's facilities and equipment do and will comply and are and will be operated in accordance with good engineering standards necessary to deliver a high-quality technical signal at such Station's maximum power and coverage, comply with all applicable laws and regulations (including the requirements of the Communications Act, and the rules, regulations, policies and procedures of the
FCC) and broadcast to the full power and height authorized for it by the FCC. Licensee is not in material violation of any statute, ordinance, rule, regulation, order or decree of any federal, state, local or foreign governmental agency, court or authority having jurisdiction over it or over any part of its operations or assets, which material default or violation would have an adverse effect on Licensee or its assets or on its ability to perform this Agreement. During the term hereof, Licensee agrees to maintain the transmission facility and the broadcast output in a high quality condition, with the same quality of output, normal wear and tear excepted, to broadcast to the maximum power, coverage and height as Licensee is presently authorized by the FCC and to make improvements in the facility as may be reasonably necessary to maintain the transmission facility and broadcast output at a high quality level and at maximum power and coverage.

            (c) Maintenance. Licensee shall maintain the ability to operate its maximum authorized facilities at all times. Any maintenance work, other than emergency repairs, which prevents the operation of either Station at full power and maximum facilities, shall not be scheduled without giving at least forty-eight (48) hours notice to Programmer, unless Programmer waives such notice.

      7. Handling of Mail and Complaints. Programmer shall promptly forward to Licensee any mail which it may receive from any agency of government or any correspondence from members of the public relating to the Stations or to any of Programmer's programming broadcast on the Stations.

      8. Programming and Operations Standards. Programmer recognizes that the Licensee has full authority and a duty to control the operation of the Stations. The parties agree that Licensee's authority includes, but is not limited to, the right to reject or refuse such portions of Programmer's programming which Licensee reasonably believes to be contrary to the public interest. Should Licensee reject any of Programmer's programming pursuant to this paragraph, the payments, reimbursements and fees provided for hereunder shall be prorated accordingly.

      9. Responsibility for Employees and Expenses.

            (a) Employment by Programmer of Licensee's Employees. Effective on the Commencement Date, Programmer will hire those current employees of the Stations other than (i) those necessary for Licensee to perform its obligations under all applicable FCC regulations and this Agreement, and (ii) those designated by Programmer in a written notice given to Licensee prior to the Commencement Date. Programmer shall employ such persons on such terms as it shall deem appropriate. Programmer shall not assume any payment in connection with any group medical, group insurance or pension plan of Licensee associated with such employees, nor assume responsibility for any compensation, benefits or other costs or liabilities of Licensee related to such employees and relating to the period prior to the Commencement Date including any salaries, wages, sales commissions, incentives, bonuses, accrued and unpaid vacation, holiday and sick pay or obligations under Licensee's benefit plans, nor does Programmer assume any employment contracts between Licensee and any such employees. If the Closing under the Purchase Agreement is not consummated as contemplated therein, the employment of such employees will be assigned back by Programmer to Licensee and Licensee will accept such assignment, and such employees shall cease to participate in Programmer's benefit plans described in Paragraph 9(b) below. Licensee represents and warrants to Programmer that all of the Stations' employees are at-will employees.

            (b) Employees. During the term of this Agreement, except for those employees retained by Licensee as contemplated by Paragraph 9(a) above and except as otherwise specifically provided in Paragraph 9(a) above, Programmer shall employ and be responsible for the salaries, commissions, taxes, insurance, vacation, sick leave and all other related costs, for the period from and after the Commencement Date, of all employees referenced in Paragraph 9(a) above assigned to Programmer by Licensee and hired by Programmer, together with any other employees, agents, contractors and personnel of Programmer involved in the production and broadcast of its programming, including air personalities, salespersons, sales representatives, consultants, traffic personnel, board operators and other programming staff members. During the term of this Agreement, Programmer shall enroll all former employees of Licensee assigned to Programmer by Licensee and hired by Programmer under Paragraph 9(a) above in such group medical, group insurance and/or pension plans as Programmer customarily enrolls its employees.

            (c) Expenses. During the term of this Agreement, Licensee shall maintain in full force and effect insurance with reputable insurers covering such risks to the Assets described in the Purchase Agreement, and in such amounts and on such items, as are customary for radio stations with facilities comparable to the Stations. During the term of this Agreement, Programmer shall pay directly on a current basis licensing fees required to be paid to ASCAP, BMI and SESAC, and any other copyright or programming rights fees, in each case attributable to programming broadcast on the Stations by Programmer during the term of this Agreement. Upon execution of this Agreement, Programmer shall apply promptly to ASCAP, BMI and SESAC for the necessary licenses and permits for Programmer to provide programming in its own name over the Stations during the term of this Agreement. Beginning on the Commencement Date, Programmer will pay directly on a current basis to third parties on behalf of Licensee all other fees and payments relating to the period of the term of this Agreement which are due and payable by Licensee under Assumed Contracts for programming disclosed in the Purchase Agreement (other than those included among the Excluded Assets as defined therein) and will be entitled to the benefits under such Assumed Contracts for programming.

      10. Advertising and Programming Revenues. Programmer shall retain all revenues from the sale of advertising time on the programming it broadcasts on the Stations. Programmer will provide, make available to and shall sell time to political candidates from the time it purchases from Licensee in strict compliance with the Communications Act and the rules, regulations, policies and procedures of the Commission.

      11. Operation of Stations. Anything to the contrary in this Agreement notwithstanding, Licensee shall have full authority and power over the operation of the Stations during the term of this Agreement. Licensee shall be responsible for all programming it furnishes for broadcast on the Stations and for the payment of the salaries of all of its employees, all of whom shall report solely to and be accountable solely to the Licensee. At a minimum, during the term of this Agreement, the Licensee shall employ a General Manager for each Station who shall direct the day-to-day operation of such Station, and an engineer for each Station who shall oversee and direct the engineering and technical operation of such Station. Licensee shall retain the right to interrupt and discontinue Programmer's programming at any time if Licensee determines the programming is not in the public interest or violates this Agreement, or in case of an emergency or EBS/EAS system activation, or for the purpose of providing programming which Licensee in its sole discretion determines to be of greater national, regional or local importance, whereupon, the payments, reimbursements and fees provided for in Paragraph 2 above shall be reduced by a percentage amount equal to the percentage that the amount of Programmer's programming that is not carried bears to the total programming time allowed Programmer, pursuant to Paragraph 1 above. Programmer shall properly prepare and promptly provide to Licensee (a) all its contracts, agreements and requests for time for political programming or programming addressing controversial issues of public importance; (b) all records, complaints and reports of every kind whatsoever which may be required by the FCC to be maintained or filed with the FCC by each Station as a result of Programmer's programming over such Station; and (c) full information with respect to Programmer's programs and public service announcements which are responsive to issues of public concern in sufficient detail to enable Licensee to timely prepare all appropriate or necessary records and reports required by the Commission and its rules and policies concerning such Station's operations. Programmer will properly prepare and furnish to Licensee such information, records and reports relating to Programmer's programming, sales or employment practices at each Station in sufficient detail as is necessary to enable Licensee to comply with all rules and policies of the FCC or any other governmental agency.

      12. Station Identification. Licensee will be responsible for ensuring the proper broadcast of station identification announcements. However, Programmer will provide appropriate station identification announcements which comply with FCC requirements in a form acceptable to Licensee.

      13. Right to Use the Programs. The right to use Programmer's programs and to authorize their use in any manner and in any media whatsoever shall be, and remain, vested in Programmer.

      14. Payola/Plugola. Programmer agrees that neither it nor its agents, employees, consultants or personnel will accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Communications Act and FCC requirements.

      15. Compliance with Law. Programmer agrees that, throughout the term of this Agreement, Programmer will comply in all material respects with all laws, rules, regulation, policies and procedures including, but not limited to, the FCC's technical, political broadcasting, obscenity and indecency regulation, fair trade practice regulations, lottery broadcast regulations, sponsorship identification rules and sales practice regulations, that are applicable to the operations of the Stations, and all FCC rules applicable to programming agreements of this kind. Programmer acknowledges that Licensee has not urged, advised or consented to or agreed in any way whatsoever to the use of any unfair business practice.

      16. Indemnification.

            (a) Programmer's Indemnification. Programmer shall indemnify and hold Licensee harmless for any material loss, damage or injury of any kind sustained by Licensee resulting from Programmer's breach of this Agreement, from any programming material broadcast by Programmer on each Station, from the sale of or attempt by Programmer to sell advertising or program time on such Station and from any material act or omission of any kind whatsoever by Programmer.

            (b) Licensee's Indemnification. Licensee shall indemnify and hold Programmer harmless for any material loss, damage or injury of any kind sustained by Programmer resulting from Licensee's breach of this Agreement, from the broadcast of programming on the Stations furnished by Licensee, from the sale of or attempt by Licensee to sell advertising or program time on the Stations, and from any material act or omission of any kind whatsoever by Licensee.

            (c) Survival. Neither Licensee nor Programmer shall be entitled to indemnification pursuant to this Section 16 unless such claim for indemnification is asserted in writing delivered to the other party. The representations and covenants of Licensee and Programmer and their obligation to indemnify and hold each other harmless as set forth in this Agreement shall survive any termination, and shall continue for a period of two years after the termination of this Agreement as to the parties hereto and to claims of third parties.

      17. Termination and Remedies Upon Default.

            (a) Termination. In addition to other remedies available at law or equity, this Agreement may be terminated as set forth below by either Licensee or Programmer by written notice to the other if the party seeking to terminate is not then in material default or breach thereof, upon the occurrence of any of the following:

                  (i) Subject to Section 26, this Agreement is declared invalid or illegal in whole or material part by an order or decree of the FCC or any other administrative agency or court of competent jurisdiction, including but not limited to U.S. Bankruptcy Court, and such order or decree has become final and no longer subject to further administrative or judicial review;

                  (ii) The other party is in material breach of its obligations hereunder and has failed to cure such breach within thirty (30) days of notice from the non-breaching party;

                  (iii) The mutual consent of both parties;

                  (iv) By Programmer if the FCC license to operate either of the Stations is revoked, terminated or modified in such a manner as to have a material adverse impact on the operations, condition (financial or otherwise) or prospects of such Station and such revocation, termination or modification is not due to the fault of Programmer; or

                  (v) Subject to the provisions of Section 26, there has been a change in FCC rules, policies or case law precedent that would cause this Agreement or any provision thereof to be in violation thereof and such change is not the subject of an appeal or further administrative review.

Upon termination of this Agreement according to the provisions of this Paragraph 17, the payments, reimbursements and fees provided for hereunder shall be prorated to the effective date of termination. Licensee shall cooperate reasonably with the Programmer to the extent permitted to enable Programmer to fulfill advertising or other programming contracts then outstanding, in which event Licensee shall receive as compensation for the carriage after the termination date of such advertising or programming that which otherwise would have been paid to Programmer hereunder.

            (b) Programmer's Additional Remedies for Licensee's Technical Operation Deficiencies. In addition to Programmer's right to terminate for reasons set forth in Paragraph 17(a) above, if either Station suffers any damage to its transmission facilities through no fault of Programmer which results in the inability of such Station to operate with its presently authorized facilities at maximum power and coverage and Licensee has not restored full-time operation of such Station with its presently authorized facilities at maximum power and coverage within fourteen (14) days of any such occurrence, Programmer may give notice to Licensee of Programmer's termination of this Agreement in which event this Agreement shall terminate upon the giving of such notice, any other provision of this Agreement notwithstanding. For each day that either Station is not operating its authorized facilities at maximum power and coverage, the payments due with respect to such Station pursuant to Paragraph 2 above shall be reduced by a percentage amount equal to the percentage that the amount of time of reduced power operation bears to the number of hours Programmer may broadcast pursuant to Paragraph 1 above.

            (c) Programmer's Additional Termination Rights. Anything herein to the contrary notwithstanding and in addition to Programmer's termination rights in Paragraphs 17(a) and (b) above, Programmer shall have the right to terminate this Agreement upon the event that Licensee makes a general assignment for the benefit of creditors, files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of Licensee under any federal or state insolvency law, which if filed against Licensee, has not been dismissed within sixty (60) days thereof.

            (d) Licensee's Additional Termination Rights. Anything herein to the contrary notwithstanding and in addition to Licensee's termination rights in Paragraph 17(a) above, Licensee shall have the right to terminate this Agreement upon the event that Programmer makes a general assignment for the benefit of creditors, files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of Programmer under any federal or state insolvency law, which if filed against Programmer, has not been dismissed within sixty (60) days therefor.

      18. Force Majeure. Subject to paragraph 17(b), any failure or impairment of facilities or any delay or interruption in broadcast programming, or failure at any time to furnish facilities, in whole or in part, for broadcasting, due to any Act of God, strikes or threats thereof or force majeure or due to any other causes beyond the reasonable control of Licensee or Programmer shall not constitute a breach of this Agreement, and neither Licensee nor Programmer, as the case may be, will be liable to the other party hereto therefore, provided such party uses reasonable diligence to correct such failure or impairment as soon as is reasonably possible; provided, however, subject to paragraph 17(b), that Programmer's failure to sell air time or deliver programming or commercial matter on account of any of the foregoing circumstances shall not release Programmer from its obligation to make the payments required in Paragraph 2 above during the term of this Agreement.

      19. Notices. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) if transmitted by facsimile, upon acknowledgment of receipt thereof in writing by facsimile or otherwise; (b) if personally delivered, upon delivery or refusal of delivery; (c) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (d) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed to the respective party to whom such notice, consent, waiver or other communication relates at the following addresses:

      if to Licensee:

            Cumulus Broadcasting, Inc.
            330 E. Kilbourn Avenue
            Suite 250
            Milwaukee, Wisconsin  53202
            Attn:  Richard Weening
            Telecopy No.:  (414) 283-4505

      with a copy to:

            Paul Hastings Janofsky & Walker LLP
            1299 Pennsylvania Ave. NW, 10th Floor
            Washington, DC 20004
            Attn:  David D. Burns
            Telecopy No.:  (202) 508-9700

      if to Licensee:

            Benchmark Radio Acquisition Fund IV Limited Partnership 600 Congress Avenue, Suite 1400
            Austin, Texas  78701
            Attn:  William S. Banowsky, Jr.
            Telecopy No:  (512) 404-6850

      with a copy to:

            Vinson & Elkins L.L.P.
            3700 Trammell Crow Center
            2001 Ross Avenue
            Dallas, Texas  75201
            Attn:  Michael D. Wortley
            Telecopy No:  (214) 999-7732

      20. Modification and Waiver. No modification or waiver of any provision of this Agreement shall in any event be affected unless the same shall be in writing and signed by the party adversely affected by the waiver or modification, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

      21. Corporate Authority; Construction. The undersigned represent and warrant that they have full authority to execute and deliver this Agreement on behalf of the respective parties. This Agreement shall be construed in accordance with the laws (other than the law of conflicts) of the State of Maryland, and the obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations, policies and procedures of the Commission and all other government entities or authorities presently or hereafter to be constituted.

      22. Headings. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

      23. Counterpart Signatures. This agreement may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures had appeared on the same physical document. This Agreement may be signed and exchanged by facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

      24. No Partnership or Joint Venture Credited. Programmer is acting as an independent contractor hereunder and nothing in this Agreement shall be construed to make Licensee and Programmer partners or joint venturers or to make Licensee or Programmer the agent of the other or to afford any rights to any third party other than as expressly provided herein.

      25. Assignment; Binding Agreement. Neither Programmer nor Licensee may assign this Agreement without the prior approval of the other party which shall not be unreasonably withheld or delayed. The party shall communicate its position on any proposed assignment within fourteen (14) days after receipt of written notice of the proposed assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

      26. Severability. In the event any term or provision of this Agreement is declared to be invalid or illegal for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as through such invalid and illegal provision were not a part hereof. The remaining provisions shall be construed to preserve the intent and purpose of this Agreement and the parties shall negotiate in good faith to modify the provisions held to be invalid or illegal to preserve each party's anticipated benefits thereunder.

      27. Entire Agreement. This Agreement supersedes any prior agreements between the parties, other than the Purchase Agreement and any other agreements contemplated thereby, and contains all of the terms agreed upon with respect to the subject matter hereof. This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

      28. No Third Party Beneficiaries. This Agreement shall not confer any benefit on or create any right or cause of action in favor of or on behalf of any person other than the parties hereto and their respective successors and assigns as permitted by Paragraph 25 above of this Agreement.

      29. Certifications. Licensee hereby certifies that for the term of this Agreement it shall maintain ultimate control over the Stations' facilities, including control over the Stations' finances, personnel and programming, and nothing herein shall be interpreted as depriving Licensee of the power or right of such ultimate control. Programmer hereby certifies that this Agreement complies with the provisions of Section 73.3555(a) of the Commission's rules and regulations.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

                        PROGRAMMER:

                        CUMULUS BROADCASTING, INC.


                        By:______________________________________________
                              Richard Weening
                              Chairman

                        LICENSEE:

                              BENCHMARK RADIO ACQUISITION FUND IV
                              LIMITED PARTNERSHIP

                              By:   BENCHMARK COMMUNICATIONS RADIO
                                    LIMITED PARTNERSHIP,
                                    Its General Partner


                                    By:   BENCHMARK COMMUNICATIONS
                                          HOLDINGS, INC.,
                                          Its General Partner


                                          By:____________________________
                                             William S. Banowsky, Jr.
                                             Vice President

                              WOSC LICENSE LIMITED PARTNERSHIP

                              By:   BENCHMARK RADIO ACQUISITION
                                    FUND IV LIMITED PARTNERSHIP,
                                    Its General Partner

                                    By:   BENCHMARK COMMUNICATIONS
                                          RADIO LIMITED PARTNERSHIP,
                                          Its General Partner

                                    By:   BENCHMARK COMMUNICATIONS
                                          HOLDINGS, INC.,
                                          Its General Partner


                                          By:____________________________
                                             William S. Banowsky, Jr.

                                             Vice President

                              WWFG LICENSE LIMITED PARTNERSHIP

                              By:   BENCHMARK RADIO ACQUISITION
                                    FUND IV LIMITED PARTNERSHIP,
                                    Its General Partner


                                    By:   BENCHMARK COMMUNICATIONS
                                          RADIO LIMITED PARTNERSHIP,
                                          Its General Partner

                                    By:   BENCHMARK COMMUNICATIONS
                                          HOLDINGS, INC.,
                                          Its General Partner


                                          By:____________________________
                                             William S. Banowsky, Jr.
                                             Vice President